January 20, 2009

Mr. Madison Jobe.
1500 Odell Drive
Carrollton, TX 75010

Dear Madison:

I am pleased to be writing today to offer you the position of Vice President of Development for Pizza Inn, Inc. ("Company") reporting to the Chief Executive Officer.

Your base pay, beginning on your start date, $5,000.00 biweekly equivalent to $130,000 annually. You will be paid on every other Friday, in accordance with the Company's standard payroll practice, including compliance with applicable withholding taxes.

You will be eligible for an annual discretionary bonus for Fiscal Year 2009 equal to 15% of your base salary upon meeting criteria established from time to time by the Board of Directors and the Chief Executive Officer. Such criteria will be set in accordance with the timing and procedures for establishing annual performance objectives for the Company's management team. For the 2009 fiscal year, the amount paid will be pro-rated based upon the percentage of days of the fiscal year you are employed by the company as of year end. In addition the Company will pay you a one-time bonus of $10,000 at your start date. You will also be eligible to earn sales commissions based on the signing and opening of new franchise restaurants. The commission structure is outlined in the attached sales incentive program sheet. Your eligibility for commissions earned in this program will be effective for one year from your start date. The program will be reviewed after one year and modified as needed to meet the Company's growth objectives.

The Company offers a benefits package for its employees and upon your hire date you will be entitled to participate in all employee benefits for which you are eligible, including health insurance and 401(k) retirement plan, subject to any waiting or qualification periods imposed by the Company or its benefit providers. All such benefits will be commensurate with those offered to all director-level employees. Per your agreement with the Company, you will be able to enroll in the group health and dental insurance immediately upon hire. Detailed information regarding these benefits will be handed to you on your first day of employment.

As additional consideration for the duties and responsibilities to be performed, you will be eligible to participate in the Company's Employee Stock Option Program.. You will be issued 15,000 options on your first day of employment at a strike price of $2.00 per share.

Any future shares and timing of such issuance are at the discretion of the Board of Directors and will be determined as part of the review of performance of the Company at the end of each fiscal year.

It is anticipated that you will be a long-term employee. However, like all employees of the Company, your employment with the Company is for no specified period and constitutes "at-will" employment, which means that you have the right to resign from your employment at any time, with or without notice, and the Company has the right to modify your employment, subject to the compensation provisions outlined above, or terminate your employment at any time, with or without cause, and with or without notice. No representative of the Company has the authority to enter into any agreement with you guaranteeing employment for any specified period of time or modifying the at-will relationship, unless it is done so in writing and signed by you and the Chief Executive Officer. This agreement is governed by Texas law.

This offer letter sets forth the terms of your employment with the Company and supersedes any and all prior representations and agreements, whether written or oral.

Regards,

Charlie Morrison
President/Chief Executive Officer

AGREE AND ACCCEPTED

Signed ______________________
Madison Jobe

Date: 01/23/09